Exhibit 99.1

For more information contact: Bruce Kay Markel Corporation 804-747-0136 bkay@markelcorp.com

FOR IMMEDIATE RELEASE

MARKEL REPORTS 2011 FINANCIAL RESULTS

Richmond, VA, February 1, 2012 — Markel Corporation (NYSE: MKL) reported diluted net income per share of $14.60 for the year ended December 31, 2011 compared to $27.27 in 2010. The 2011 combined ratio was 102% compared to 97% in 2010. Book value per common share outstanding increased 8% to $352.10 at December 31, 2011 from $326.36 at December 31, 2010. Over the five-year period ended December 31, 2011, compound annual growth in book value per common share outstanding was 9%.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “Our 2011 underwriting results were impacted by the higher than expected frequency of natural catastrophes including the floods in Thailand during the fourth quarter. However, we continued to grow our business with strategic acquisitions in both our insurance and non-insurance operations. In the fourth quarter, we added Weldship to our portfolio of industrial and service companies owned by Markel Ventures and, in January 2012, we acquired THOMCO, a leading specialty insurance program administrator. We believe these and other recent acquisitions will help us achieve our goal to build long-term value for our shareholders.”

The following tables present selected financial data from 2011 and 2010.

	Years Ended December 31,
(in thousands, except per share amounts)	2011	2010

Net income to shareholders	$142,026	$266,793

Comprehensive income to shareholders	$251,853	$430,563

Weighted average diluted shares	9,726	9,785

Diluted net income per share	$14.60	$27.27

(in thousands, except per share amounts)	December 31, 2011	December 31, 2010

Book value per common share outstanding	$352.10	$326.36

Common shares outstanding	9,621	9,718

Markel Corporation

4521 Highwoods Parkway

Glen Allen, VA 23060-9817

(800) 446-6671

www.markelcorp.com

The decrease in diluted net income per share during 2011 was primarily due to a deterioration in underwriting results, which was driven by higher losses related to natural catastrophes.

Comprehensive income to shareholders for 2011 was $251.9 million compared to $430.6 million in 2010. This decrease was primarily due to lower net income to shareholders and a less favorable change in net unrealized gains on investments.

	Combined Ratio Analysis
	Years Ended
	December 31,
	2011	2010
Excess and Surplus Lines	86%	96%
Specialty Admitted	109%	100%
London Insurance Market	116%	95%

Consolidated	102%	97%

The increase in the consolidated combined ratio was due to a higher current accident year loss ratio, partially offset by more favorable development of prior years’ loss reserves and a lower expense ratio compared to 2010. The 2011 combined ratio included $152.4 million, or eight points, of underwriting loss related to natural catastrophes. The 2011 underwriting loss related to natural catastrophes included losses from the Thai floods in the fourth quarter and losses from Hurricane Irene, U.S. tornadoes, Japanese earthquake and tsunami, Australian floods and New Zealand earthquakes that occurred during the first nine months of 2011. The 2010 combined ratio included $17.0 million, or one point, of underwriting loss related to the Chilean earthquake. The 2010 combined ratio also included $74.7 million, or four points, of underwriting loss on two run-off programs included in the Excess and Surplus Lines segment that were exposed to losses associated with the adverse conditions in the residential mortgage market. The 2011 combined ratio included $354.0 million of favorable development on prior years’ loss reserves compared to $278.0 million in 2010. The lower expense ratio in 2011 was primarily due to lower costs associated with our system and business process initiatives and lower profit sharing costs.

The Excess and Surplus Lines segment’s combined ratio for 2011 was 86% (including three points of underwriting loss related to natural catastrophes) compared to 96% in 2010. The decrease in the 2011 combined ratio was primarily due to more favorable development of prior years’ loss reserves compared to 2010. The Excess and Surplus Lines segment’s 2011 combined ratio included $227.5 million of favorable development on prior years’ loss reserves compared to $159.0 million in 2010. The redundancies on prior years’ loss reserves experienced within the Excess and Surplus Lines segment in 2011 and 2010 were primarily on our professional and products liability and casualty programs due in part to lower loss severity than originally anticipated. The 2010 combined ratio included $74.7 million, or 10 points, of underwriting loss on two run-off programs that were exposed to losses associated with the adverse conditions in the residential mortgage market. In the first quarter of 2011, we resolved a significant portion of our outstanding liabilities associated with one of these programs and, as a result, reduced prior years’ loss reserves by $15.8 million.

The Specialty Admitted segment’s combined ratio for 2011 was 109% (including two points of underwriting loss related to natural catastrophes) compared to 100% in 2010. The combined ratio increased in 2011 due to a higher current accident year loss ratio, partially offset by more favorable development of prior years’ loss reserves. In addition to the impact of natural catastrophes, the higher current accident year loss ratio for 2011 was due in part to the impact of soft market conditions on pricing and a greater incidence of high severity losses across several divisions at the Markel Specialty unit, including higher than expected loss frequency and severity on the accident and health liability class. The increase in the current accident year loss ratio for 2011 also was attributable to the impact of the inclusion of our FirstComp workers’ compensation operations in the Specialty Admitted segment. Our workers’ compensation operations added four points and two points to the Specialty Admitted segment’s current accident year loss ratio in 2011 and 2010, respectively, and added five points and one point to the segment’s combined ratio in 2011 and 2010, respectively. The Specialty Admitted segment’s 2011 combined ratio included $27.4 million of favorable development on prior years’ loss reserves compared to $4.7 million in 2010. The favorable development in 2011 was primarily due to redundancies on prior years’ loss reserves at the Markel Specialty unit on the 2006 to 2009 accident years.

The London Insurance Market segment’s combined ratio for 2011 was 116% (including 18 points of underwriting loss related to natural catastrophes) compared to 95% (including three points of underwriting loss related to natural catastrophes) in 2010. In addition to the impact of natural catastrophes, the combined ratio increased in 2011 due to less favorable development of prior years’ loss reserves. The London Insurance Market segment’s 2011 combined ratio included $94.8 million of favorable development on prior years’ loss reserves compared to $117.7 million in 2010. The redundancies on prior years’ loss reserves experienced within the London Insurance Market segment in 2011 and 2010 occurred in a variety of programs across each of our divisions.

The following table summarizes, by segment, the impact of losses related to natural catastrophes on our 2011 underwriting results.

Year Ended December 31, 2011
(dollars in millions)	Excess and Surplus Lines	Specialty Admitted	London Insurance Market	Consolidated
Net losses on catastrophes:
Japanese earthquake and tsunami	$—	$0.5	$47.3	$47.8
U.S. tornadoes	13.4	4.0	12.0	29.4
New Zealand earthquakes	—	—	29.0	29.0
Hurricane Irene	6.2	4.9	6.0	17.1
Australian floods	—	—	9.0	9.0
Thai floods	—	—	18.5	18.5
Reinsurance costs(1)	—	—	1.6	1.6

Total	$19.6	$9.4	$123.4	$152.4

(1)	Adjustments related to estimated reinstatement premiums on reinsurance treaties that decreased net written and net earned premiums.

The estimated net losses on the catastrophes that occurred during 2011 represent our best estimate of losses based upon the most current information available. We have used various loss estimation techniques to develop these reserves, including reviews of modeled loss estimates that factor in third party industry loss estimates, detailed policy level reviews and direct contact with insureds and brokers. However, reported losses and information on potential losses have come in slowly given the magnitude of each of these losses. Due to the uncertainty associated with these events, we believe our loss estimates may have a high degree of volatility. While we believe our reserves for the catastrophes experienced during 2011 are adequate, we continue to closely monitor reported claims and will adjust our estimates of gross and net losses as new information becomes available.

The net losses from each of these events were within our risk tolerances. However, the number of catastrophes experienced during 2011 was higher than expected. We have started to see an increase in catastrophe-exposed property rates. We will selectively accept catastrophe exposures when we believe the exposures are adequately priced for the risks incurred. We will refine and review our exposures in view of our 2011 results and seek to improve the profitability of this business. If the market price does not support our underwriting profit targets for catastrophe-exposed risks, we will not write the business.

	Premium Analysis Years Ended December 31, (dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2011	2010	2011	2010
Excess and Surplus Lines	$893,427	$898,409	$756,306	$809,672
Specialty Admitted	572,392	375,036	527,293	343,574
London Insurance Market	825,301	708,968	695,753	577,507
Other Insurance (Discontinued Lines)	131	54	(12)	168

Total	$2,291,251	$1,982,467	$1,979,340	$1,730,921

Gross written premiums for 2011 increased 16% compared to 2010. In 2011, the Specialty Admitted segment included $226.7 million of gross written premiums from FirstComp compared to $40.7 million in 2010. The increase in gross premium volume in 2011 also was attributable to higher gross premium volume in the London Insurance Market segment due in part to an increase in premiums written by Elliott Special Risks, which was converted from a managing general agent operation to a risk bearing insurance division during 2010. Gross premium volume in the London Insurance Market segment also benefitted from offering higher policy limits and an improved pricing environment in the Marine and Energy division. Gross premium volume in the Excess and Surplus Lines segment decreased in 2011 compared to 2010 due to a reduction in written premiums on two specialized insurance programs. Excluding these two programs, gross premium volume in the Excess and Surplus Lines segment experienced modest growth during 2011. Foreign currency exchange rate movements did not have a significant impact on gross premium volume in 2011.

During 2011, the unfavorable pricing trends experienced in 2010 continued for some of our product lines, most notably our professional and products liability programs within the Excess and Surplus Lines segment. However, price declines stabilized for most of our product lines during 2011, and we achieved moderate price increases in several lines, most notably within the Marine and Energy division of the London Insurance Market segment. We routinely review the pricing of our major product lines and will continue to pursue price increases for most product lines in 2012; however, when we believe the prevailing market price will not support our underwriting profit targets, the business is not written. As a result of our underwriting discipline, gross premium volume may vary when we alter our product offerings to maintain or improve underwriting profitability.

Net retention of gross premium volume was 89% for both 2011 and 2010. As part of our underwriting philosophy, we seek to offer products with limits that do not require significant amounts of reinsurance. We purchase reinsurance in order to reduce our retention on individual risks and enable us to write policies with sufficient limits to meet policyholder needs.

Earned premiums for 2011 increased 14% compared to 2010. In 2011, the Specialty Admitted segment included $200.8 million of earned premiums from FirstComp compared to $36.9 million in 2010. The increase in earned premiums in 2011 also was due to higher earned premiums in the London Insurance Market segment, which was primarily a result of higher gross premium volume. The decrease in earned premiums in the Excess and Surplus Lines segment was primarily a result of lower gross premium volume. Foreign currency exchange rate movements did not have a significant impact on earned premiums in 2011.

Net investment income for 2011 was $263.7 million compared to $272.5 million in 2010. The decrease in 2011 was primarily due to an adverse change in the fair value of our credit default swap. Net investment income for 2011 included an adverse change in the fair value of our credit default swap of $4.1 million compared to a favorable change of $1.7 million in 2010. The decrease in net investment income in 2011 also was attributable to a decline in investment yields as we increased our allocation to short-term investments and cash and cash equivalents. The impact of lower investment yields during 2011 was partially offset by having higher invested assets in 2011 compared to 2010.

Net realized investment gains for 2011 were $35.9 million compared to $36.4 million in 2010. Net realized investment gains for 2011 included $20.2 million of write downs for other-than-temporary declines in the estimated fair value of investments compared to $12.2 million of write downs in 2010. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Other revenues and other expenses include the results of our non-insurance operations, which we refer to collectively as Markel Ventures. Our non-insurance operations are comprised of a diverse portfolio of industrial and service companies. In 2011, revenues from our non-insurance operations were $317.5 million compared to $166.5 million in 2010. Net income to shareholders from our non-insurance operations was $7.7 million in 2011 compared to $4.2 million in 2010. Revenues and net income to shareholders from our non-insurance operations increased in 2011 compared to 2010 primarily due to our acquisitions of RD Holdings, LLC and Diamond Healthcare Corporation in late 2010.

In July 2011, we acquired PartnerMD, LLC, a privately held company headquartered in Richmond, Virginia that provides concierge medical and executive health services. In September 2011, we acquired Baking Technology Systems, Inc.

(BAKE-TECH), a privately held company based in Tucker, Georgia that supplies ovens and other related equipment to high-speed bread and bun bakeries. In October 2011, we acquired an 83% controlling interest in WI Holdings Inc. (Weldship), a privately held company based in Bethlehem, Pennsylvania that manufactures and leases high-pressure trailer tubes used by industrial, chemical and distribution companies to transport gas and liquids. Total consideration for these three acquisitions was $104.6 million. In connection with these three acquisitions, we recognized goodwill of $46.5 million and other intangible assets of $43.2 million.

Invested assets were $8.7 billion at December 31, 2011 compared to $8.2 billion at December 31, 2010. At December 31, 2011, we held fixed maturities of $53.9 million, or less than 1% of invested assets, from sovereign and non-sovereign issuers domiciled in Portugal, Ireland, Italy, Greece or Spain and $730.4 million, or 8% of invested assets, from sovereign and non-sovereign issuers domiciled in other European countries including supranationals. Equity securities were $1.9 billion, or 21% of invested assets, at December 31, 2011 compared to $1.7 billion, or 21% of invested assets, at December 31, 2010. Net unrealized gains on investments, net of taxes, were $704.7 million at December 31, 2011 compared to $581.3 million at December 31, 2010. At December 31, 2011, we held securities with gross unrealized losses of $17.7 million, or less than 1% of invested assets.

Interest expense for 2011 was $86.3 million compared to $73.7 million in 2010. The increase in 2011 was due in part to our $250 million issuance of 5.35% unsecured senior notes in June 2011.

Income tax expense for 2011 was 22% of our income before income taxes, which differs from the statutory tax rate of 35% primarily as a result of tax-exempt investment income. Income tax expense for 2010 was 9% of our income before income taxes, which included an 11% income tax benefit related to foreign operations as a result of a change in our plans regarding the amount of earnings considered permanently reinvested in foreign subsidiaries.

In January 2012, we acquired Thompson Insurance Enterprises, LLC (THOMCO), a privately held program administrator headquartered in Kennesaw, Georgia that underwrites multi-line, industry-focused insurance programs. Results attributable to this acquisition will be included in the Specialty Admitted segment.

This release contains statements concerning or incorporating our expectations, assumptions, plans, objectives, future financial or operating performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additional factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” and “Safe Harbor and Cautionary Statement” in our 2010 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q or are included in the items listed below:

•

our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•

we offer insurance coverage against terrorist acts in connection with some of our programs, and in other instances we are legally required to offer terrorism insurance; in both circumstances, we actively manage our exposure, but if there is a covered terrorist attack, we could sustain material losses;

•	the impact of the events of September 11, 2001 will depend on the resolution of on-going insurance coverage litigation and arbitrations;

•

the frequency and severity of catastrophic events (including earthquakes and weather-related catastrophes) is unpredictable and, in the case of weather-related catastrophes, may be exacerbated if, as many forecast, conditions in the oceans and atmosphere result in increased hurricane or other adverse weather-related activity;

•

changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•	adverse developments in insurance coverage litigation could result in material increases in our estimates of loss reserves;

•	the loss estimation process may become more uncertain if we experience a period of rising inflation;

•	the costs and availability of reinsurance may impact our ability to write certain lines of business;

•	industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital;

•

economic conditions, actual or potential defaults in sovereign debt obligations, volatility in interest and foreign currency exchange rates and changes in market value of concentrated investments can have a significant impact on the fair value of fixed maturities and equity securities, as well as the carrying value of other assets and liabilities, and this impact may be heightened by market volatility;

•

economic conditions, changes in government support for education, healthcare and infrastructure projects and foreign currency exchange rates, among other factors, may adversely affect the markets served by our non-insurance operations and negatively impact their revenues and profitability;

•

we have substantial investments in municipal bonds (approximately $2.9 billion at December 31, 2011) and, although no more than 10% of our municipal bond portfolio is tied to any one state, widespread defaults could adversely affect our results of operations and financial condition;

•

we cannot predict the extent and duration of the current economic slowdown; the effects of government actions to address the U.S. federal deficit and debt ceiling issues; the continuing effects of government intervention into the markets to address the financial crisis of 2008 and 2009 (including, among other things, the effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations adopted thereunder); the outcome of economic and currency concerns in the Eurozone; and their combined impact on our industry, business and investment portfolio;

•	we cannot predict the impact of U.S. health care reform legislation and regulations under that legislation on our business;

•	our system and business process initiatives may take longer to implement and cost more than we anticipate and may not achieve all of our objectives;

•	we have recently completed a number of acquisitions and may engage in additional acquisition activity in the future, which may increase operational and control risks for a period of time;

•	loss of services of any executive officers could impact our operations; and

•	adverse changes in our assigned financial strength or debt ratings could impact our ability to attract and retain business or obtain capital.

Our premium volume, underwriting and investment results and results from our non-insurance operations have been and will continue to be potentially materially affected by these factors. By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Thursday, February 2, 2012, beginning at 10:30 a.m. (Eastern Standard Time). Any person interested in listening to the call, or a replay of the call, which will be available from approximately two hours after the conclusion of the call until Monday, February 13, 2012, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public also may listen to the call free over the Internet through Markel Corporation’s web site, www.markelcorp.com. A replay of the call will also be available on this web site until Monday, February 13, 2012.

* * * * * * * *

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

	Quarters Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$516,825	$466,743	$1,979,340	$1,730,921
Net investment income	67,125	71,092	263,676	272,530
Net realized investment gains:
Other-than-temporary impairment losses	(2,697)	(5,943)	(14,250)	(11,644)
Other-than-temporary impairment losses recognized in other comprehensive income (loss)	(2,640)	—	(5,946)	(563)

Other-than-temporary impairment losses recognized in net income	(5,337)	(5,943)	(20,196)	(12,207)
Net realized investment gains, excluding other-than-temporary impairment losses	15,771	20,209	56,053	48,569

Net realized investment gains	10,434	14,266	35,857	36,362
Other revenues	90,716	59,805	351,077	185,580

Total Operating Revenues	685,100	611,906	2,629,950	2,225,393

OPERATING EXPENSES
Losses and loss adjustment expenses	282,343	209,984	1,209,986	946,229
Underwriting, acquisition and insurance expenses	208,668	207,462	810,179	724,876
Amortization of intangible assets	6,705	5,107	24,291	16,824
Other expenses	90,776	58,850	309,046	168,290

Total Operating Expenses	588,492	481,403	2,353,502	1,856,219

Operating Income	96,608	130,503	276,448	369,174
Interest expense	21,736	18,772	86,252	73,663

Income Before Income Taxes	74,872	111,731	190,196	295,511
Income tax expense (benefit)	22,565	(28,718)	41,710	27,782

Net Income	$52,307	$140,449	$148,486	$267,729

Net income attributable to noncontrolling interests	2,131	306	6,460	936

Net Income to Shareholders	$50,176	$140,143	$142,026	$266,793

OTHER COMPREHENSIVE INCOME (LOSS)
Change in net unrealized gains on investments, net of taxes:
Net holding gains (losses) arising during the period	$147,445	$(19,504)	$141,839	$195,648
Unrealized other-than-temporary impairment losses on fixed maturities arising during the period	2,286	66	3,943	672
Reclassification adjustments for net gains included in net income	(7,055)	(13,448)	(22,341)	(32,831)

Change in net unrealized gains on investments, net of taxes	142,676	(32,886)	123,441	163,489
Change in foreign currency translation adjustments, net of taxes	1,347	(4,371)	(4,191)	(2,282)
Change in net actuarial pension loss, net of taxes	(10,539)	1,713	(9,459)	2,749

Total Other Comprehensive Income (Loss)	133,484	(35,544)	109,791	163,956

Comprehensive Income	$185,791	$104,905	$258,277	$431,685
Comprehensive income attributable to noncontrolling interests	2,095	306	6,424	1,122

Comprehensive Income to Shareholders	$183,696	$104,599	$251,853	$430,563

NET INCOME PER SHARE

Basic	$5.21	$14.42	$14.66	$27.31
Diluted	$5.19	$14.37	$14.60	$27.27

Selected Data	December 31,
(dollars and shares in thousands, except per share data)	2011	2010
Total investments and cash and cash equivalents	$8,728,147	$8,223,796
Reinsurance recoverable on paid and unpaid losses	829,310	868,658
Goodwill and intangible assets	867,558	641,733
Total assets	11,532,103	10,825,589
Unpaid losses and loss adjustment expenses	5,398,869	5,398,406
Unearned premiums	915,930	839,537
Senior long-term debt and other debt	1,293,520	1,015,947
Total shareholders’ equity	3,387,513	3,171,523
Book value per common share outstanding	$352.10	$326.36
Common shares outstanding	9,621	9,718

Markel Corporation and Subsidiaries

Segment Reporting Disclosures

For the Quarters and Years Ended December 31, 2011 and 2010

Segment Gross Written Premiums

Quarters Ended December 31,			Years Ended December 31,

2011	2010	(dollars in thousands)	2011	2010
$229,438	$205,460	Excess and Surplus Lines	$893,427	$898,409
140,788	113,898	Specialty Admitted	572,392	375,036
148,408	134,969	London Insurance Market	825,301	708,968
6	11	Other Insurance (Discontinued Lines)	131	54

$518,640	$454,338	Consolidated	$2,291,251	$1,982,467

Segment Net Written Premiums

Quarters Ended December 31,			Years Ended December 31,

2011	2010	(dollars in thousands)	2011	2010
$202,036	$178,683	Excess and Surplus Lines	$772,279	$797,518
132,513	106,435	Specialty Admitted	543,213	348,634
132,919	116,205	London Insurance Market	726,359	622,799
(8)	(91)	Other Insurance (Discontinued Lines)	(13)	167

$467,460	$401,232	Consolidated	$2,041,838	$1,769,118

Segment Revenues

Quarters Ended December 31,			Years Ended December 31,

2011	2010	(dollars in thousands)	2011	2010
$198,348	$188,341	Excess and Surplus Lines	$756,306	$809,672
138,593	128,928	Specialty Admitted	560,838	355,928
181,806	162,488	London Insurance Market	695,753	584,260
77,559	85,358	Investing	299,533	308,892
1	(89)	Other Insurance (Discontinued Lines)	(12)	168

$596,307	$565,026	Consolidated	$2,312,418	$2,058,920

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income

Quarters Ended December 31,			Years Ended December 31,

2011	2010	(dollars in thousands)	2011	2010
$44,625	$24,066	Excess and Surplus Lines	$109,035	$35,550
(13,723)	(1,068)	Specialty Admitted	(45,268)	(2,450)
(11,693)	23,148	London Insurance Market	(109,475)	27,034
77,559	85,358	Investing	299,533	308,892
2,180	(351)	Other Insurance (Discontinued Lines)	4,706	(3,120)
88,793	46,880	Other Revenues (Non-Insurance)	317,532	166,473
(84,428)	(42,423)	Other Expenses (Non-Insurance)	(275,324)	(146,381)
(6,705)	(5,107)	Amortization of Intangible Assets	(24,291)	(16,824)

$96,608	$130,503	Consolidated	$276,448	$369,174

Segment Combined Ratios

Quarters Ended December 31,			Years Ended December 31,

2011	2010		2011	2010
78%	87%	Excess and Surplus Lines	86%	96%
107%	98%	Specialty Admitted	109%	100%
106%	86%	London Insurance Market	116%	95%

95%	89%	Consolidated	102%	97%

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